Exhibit 10.8

August 10, 2015

Dear Burt:

I am pleased to offer you a position with CrowdStrike, Inc. (the “Company”), as its Chief Finance Officer (CFO) reporting to the Chief Executive Officer (CEO).  If you decide to join us, you will receive an annual salary of $300,000 which will be paid in accordance with the Company’s normal payroll procedures.

Additionally, during your employment you are eligible to receive total annual bonus consideration of up to $100,000 (the “Target Bonus”) based on the achievement of performance objectives.  The Target Bonus will be paid out quarterly following the end of each fiscal quarter of the Company in amounts up to $25,000 based on achievement of quarterly performance measures.  Any Target Bonus payment will be made in a lump sum no later than 60 days following the end of the applicable performance period.

If you join the Company, at the first Board of Directors meeting for Parent Corporation, CrowdStrike Holdings, Inc. (“Parent”) following your start date, it will be recommended that you be granted (i) an option (the “First Option”) to purchase 650,000 shares of the Parent’s common stock, and (ii) an option (the “Second Option”) to purchase 100,000 shares of the Parent’s common stock, both at a price per share equal to the fair market value per share of the common stock on the date of grant, as determined by the Parent’s Board of Directors.  Twenty-five percent of the shares subject to the First Option shall vest 12 months after the date your vesting begins, subject to your continued employment with the Company, and no shares shall vest before such date.  The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continued employment with the Company, so that you will be fully vested after 48 months.  1/48 of the shares subject to the Second Option shall vest 13 months after the date your vesting begins, subject to your continued employment with the Company, and no shares shall vest before such date.  The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continued employment with the Company, so that you will be fully vested after 60 months.  You may early exercise the First Option and the Second Option with a full recourse promissory note at a market rate of interest on terms substantially similar to terms offered to other executives.

The above option grant shall be subject to the terms and conditions of the Parent’s 2011 Stock Incentive Plan and Stock Option Agreement, including vesting requirements.  No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

In the event that we terminate your employment without Cause or you terminate your employment with Good Reason within 12 months after a change of control, (i) 100% of your unvested options shall vest and remain subject to the terms of the Plan, and (ii) we will provide three months base salary as severance.  As a special consideration to you, if we decide to terminate your employment without Cause or you terminate your employment with Good Reason after you have been employed for six months and other than a situation described in the previous sentence, we will provide three months base salary as severance.

The payment of any amount or provision of any benefit pursuant to the above paragraph (collectively, the “Severance Benefits”) shall be conditioned upon your execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of your termination of employment hereunder.  If you fail to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, you shall not be entitled to any of the Severance Benefits.  Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein.

As an employee, you will also be eligible to receive certain ·employee benefits, in accordance with the terms of such benefit plans.  The Company, in its sole discretion, has the right to amend or terminate any benefit plan, or your participation therein.

The Company looks forward to a beneficial and productive relationship. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct periodic background investigations and/or reference checks on all of its potential and current employees. This job offer is contingent upon a clearance of such a background investigation and/or reference check and upon your electronic authorization to obtain a consumer report and/or investigative consumer report. We advise that you wait until you receive notice from CrowdStrike that you have successfully cleared a background investigation and/or reference check prior to notifying your current employer of your resignation.  Refer to the Certification & Release, Notice & Disclosure, and Release

Authorization forms for important disclosures and authorization. These forms are provided to you electronically when you complete your online employment application.

Federal law requires all companies to verify U.S. work authorization upon date of hire.  Therefore, you will be required to provide to the Company documents verifying identity and work authorization (i.e. passport or driver’s license, and your social security card or birth certificate).  Failure to present appropriate documentation may result in your termination.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.  Similarly, you agree not to bring any third party confidential information to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As an employee, you will be expected to abide by the Company’s rules and standards.  Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct as set forth in the Company Handbook or other documentation that is made available to you, and which may be revised from time to time.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, your assignment of patent rights to any invention made during your employment at the Company, and your non-disclosure of Company confidential information.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.  Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below.  If you accept our offer, and contingent upon the successful, favorable completion of your background investigation and reference check, your first day of employment will be within 11 business days from successful clearance of a background investigation and/or reference check unless otherwise agreed upon by both parties.  You will be notified when results of your background have been received and at that time you will be informed of your start date.  This offer letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral.  This offer letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company, acting with the authority of the Board of Directors, and you.  This offer of employment will terminate if it is not accepted, signed and returned by August 14, 2015.

We look forward to your favorable reply and to working with you at CrowdStrike, Inc.

Sincerely,

/s/ George Kurtz
George Kurtz
Chief Executive Officer (CEO)

AGREED TO AND ACCEPTED:

Signature:	/s/ Burt Podbere

Printed Name:	Burt Podbere

Date:	August 13, 2015

Exhibit A

DEFINITIONS

(a)                                 “Cause” shall mean (i) acts of misconduct on the part of Employee in the course of his employment, (ii) failure or refusal by Employee to perform in any material respect his duties or responsibilities under this Agreement, (iii) misappropriation by Employee of any assets or business opportunities of the Company or the Company Group, (iv) embezzlement or fraud committed by Employee or at his direction, or with his personal knowledge, (v) Employee’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to a felony or any other criminal charge (other than minor traffic violations) that has, or could be reasonably expected to have, an adverse impact on the performance of Employee’s duties to the Company or other member of the Company Group or otherwise result in injury to the reputation or business of the Company or the Company Group, or (vi) Employee’s breach of any material provision in this letter, or material breach of any of the Company Group’s written code of conduct, code of ethics or any other material written policy or of a fiduciary duty or responsibility to the Company Group.

(b)                                 “Change in Control” means (i) a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any Person or Group directly or indirectly acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities of the Company, possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition and pursuant to which the Investors (as defined in the Plan) and stockholder immediately prior to the transaction cease to control the Board; or (ii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group. For purposes hereof, a “Person or Group” shall mean any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), in each case, other than the Investors (as defined in the Plan), the Company or any of its affiliates, or an employee benefit plan maintained by the Company or any of its affiliates.

(c)                                  “Company Group” shall mean the Parent together with any direct or indirect subsidiaries of the Parent.

(d)                                 “Good Reason” shall mean, without Employee’s consent, (i) a material diminution in Employee’s title, duties, or responsibilities as set forth in this Offer Letter; provided, however, that continued employment following a Change in Control with substantially the same responsibility with respect to the Company’s business and operations will not constitute “Good Reason” (for example, “Good Reason” does not exist if Employee is employed by the Company with substantially the same responsibilities with respect to the Company’s business that he or she had immediately prior to the Change in Control regardless of whether his or her title is revised to reflect his or her placement within the overall corporate hierarchy or whether he or she provides services to a subsidiary, affiliate, business unit or otherwise), (ii) a material reduction in Base Salary or Target Bonus opportunity (other than pursuant to an across-the-board reduction applicable to all senior executives of the Company), (iii) the failure of the Company to pay any compensation hereunder when due, or (iv) the relocation of Employee’s principal place of employment more than thirty-five (35) miles from his then-current location. Notwithstanding the foregoing, during the Term, in the event that the Board reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Employee from performing his duties hereunder for a period of up to sixty (60) days, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason; provided, that no such suspension shall alter the Company’s obligations under this Offer Letter (including, without limitation, its obligations to provide Employee compensation and benefits) during such period of suspension. Employee may terminate his employment with Good Reason by providing the Company thirty (30) days’ advanced written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period. If the Company timely cures the Good Reason event, Employee must either withdraw the notice of termination or convert it into a notice of termination without Good Reason, which would be effective at the end of the thirty (30) day notice period. Following such termination of Employee’s employment by Employee without Good Reason, Employee shall have no further rights to any compensation or any other benefits under this Offer Letter. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the applicable Separation Benefits.

“Parent” shall mean CrowdStrike Holdings, Inc., a Delaware corporation.

Exhibit B

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my offer letter, dated August, 2015, with CrowdStrike, Inc. (my “Offer Letter”)), and other good and valuable consideration, I, Burt Podbere, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company, the Parent, and each of their respective direct and indirect subsidiaries and affiliates, and their respective successors and assigns, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing any claims that cannot be waived by law.

I hereby expressly and knowingly waive application of Section 1542 of the California Civil Code and all comparable, equivalent or similar provisions of state or federal law. I further certify that I have read and understand the provisions of Section 1542 of the California Civil Code, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

To the maximum extent permitted by law, I also promise never directly or indirectly to bring or participate in an action against any member of the Group under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction with respect to my employment with the Company or the termination thereof.

I expressly acknowledge and agree that I —

•                  Am able to read the language, and understand the meaning and effect, of this Release;

•                  Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•                  Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;

•                  Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

•                  Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•                  Had or could have had [twenty-one (21)][forty-five (45)]1 days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•                  Have not relied upon any representation or statement not set forth in this Release or my Offer Letter made by the Company or any of its representatives;

•                  Was advised to consult with my attorney regarding the terms and effect of this Release; and

•                  Have signed this Release knowingly and voluntarily.

1                                           To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in· obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and my Offer Letter will control as the exclusive remedy and full settlement of all such claims by me.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Board of Directors. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN ORANGE COUNTY, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY

APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Offer Letter.

/s/ Burt Podbere
Burt Podbere
Date: August 13, 2015